FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2013

BOISE, Idaho, December 20, 2012 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its first quarter of fiscal 2013, which ended November 29, 2012. For the first quarter, the company had a net loss attributable to Micron shareholders of $275 million, or $0.27 per diluted share, on net sales of $1.8 billion. The results for the first quarter of fiscal 2013 compare to a net loss of $243 million, or $0.24 per diluted share, on net sales of $2.0 billion for the fourth quarter of fiscal 2012, and a net loss of $187 million, or $0.19 per diluted share, on net sales of $2.1 billion for the first quarter of fiscal 2012.

Revenues from sales of NAND Flash products were 4 percent lower in the first quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012, due to a 9 percent decrease in sales volume, partially offset by a 5 percent increase in average selling prices. Trade NAND Flash sales volume in the first quarter of fiscal 2013 decreased compared to the fourth quarter of fiscal 2012 primarily as a result of lower production of NAND Flash products. Revenues from sales of DRAM products in the first quarter of fiscal 2013 were 9 percent lower compared to the fourth quarter of fiscal 2012 primarily due to an 11 percent decrease in average selling prices. Sales of NOR Flash products were relatively unchanged for the first quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012.

The company’s consolidated gross margin of 12 percent in the first quarter of fiscal 2013 was up slightly from 11 percent in the fourth quarter of fiscal 2012. Improvements in margin from sales of NAND Flash and NOR Flash products were offset by slight declines in margins from sales of DRAM products.

Cash flows from operations for the first quarter of fiscal 2013 were $236 million. During the first quarter of fiscal 2013, the company invested $538 million in capital expenditures and ended the quarter with cash and investments of $2.8 billion.

The company will host a conference call Thursday, December 20 at 2:30 p.m. MST to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until December 27, 2013. A taped audio replay of the conference call will also be available at (404) 537-3406 (conference number: 79770323) beginning at 5:30 p.m. MST, Thursday, December 20, 2012 and continuing until 5:30 p.m. MST, Thursday, December 27, 2012.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
 (in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	Nov. 29,	Aug. 30,	Dec. 1,
	2012	2012	2011

Net sales	$1,834	$1,963	$2,090
Cost of goods sold	1,617	1,744	1,785
Gross margin	217	219	305
Selling, general and administrative	119	139	151
Research and development	224	235	230
Other operating (income) expense, net (1)	31	(15)	6
Operating loss	(157)	(140)	(82)
Interest income (expense), net	(54)	(52)	(33)
Other non-operating income (expense), net	1	(4)	--
Income tax (provision) benefit (2)	(13)	(14)	2
Equity in net losses of equity method investees	(52)	(32)	(74)
Net income attributable to noncontrolling interests	--	(1)	--
Net loss attributable to Micron	$(275)	$(243)	$(187)

Loss per share:
Basic	$(0.27)	$(0.24)	$(0.19)
Diluted	(0.27)	(0.24)	(0.19)

Number of shares used in per share calculations:
Basic	1,013.7	1,013.1	981.4
Diluted	1,013.7	1,013.1	981.4

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Nov. 29,	Aug. 30,
	2012	2012

Cash and short-term investments	$2,271	$2,559
Receivables	1,139	1,289
Inventories	1,831	1,812
Total current assets	5,315	5,758
Long-term marketable investments	527	374
Property, plant and equipment, net	7,199	7,103
Total assets	14,067	14,328

Accounts payable and accrued expenses	1,584	1,641
Current portion of long-term debt	266	224
Total current liabilities	2,138	2,243
Long-term debt (3)	3,169	3,038

Total Micron shareholders’ equity	7,469	7,700
Noncontrolling interests in subsidiaries	717	717
Total equity	8,186	8,417

	Three Months Ended
	Nov. 29,	Dec. 1,
	2012	2011

Net cash provided by operating activities	$236	$404
Net cash used for investing activities	(639)	(714)
Net cash provided by financing activities	46	65

Depreciation and amortization	485	581
Expenditures for property, plant and equipment	(434)	(697)
Payments on equipment purchase contracts	(104)	(49)
Net contributions from noncontrolling interests	--	55

Noncash equipment acquisitions on contracts payable and capital leases	59	192

(1)	Other operating (income) expense consisted of the following:

	1st Qtr.	4th Qtr.	1st Qtr.
	Nov. 29,	Aug. 30,	Dec. 1,
	2012	2012	2011

(Gain) loss from changes in currency exchange rates	$59	$(8)	$11
(Gain) loss on disposition of property, plant and equipment	(5)	(5)	1
Other	(23)	(2)	(6)
	$31	$(15)	$6

Other operating (income) expense included losses of $62 million in the first quarter of fiscal 2013 and gains of $9 million in the fourth quarter of fiscal 2012 from changes in the market value of the company’s yen currency hedges executed in connection with its planned acquisition of Elpida Memory, Inc. In addition, other operating income in the first quarter of fiscal 2013 included a gain of $25 million resulting from the termination by the company’s Transform Solar joint venture of a lease to a portion of the company’s manufacturing facilities in Boise, Idaho.

(2)
Income taxes for the first quarter of fiscal 2012 included a tax benefit of $14 million related to the favorable resolution of certain prior year tax matters. Remaining taxes in fiscal 2013 and 2012 primarily reflected taxes on the company’s non-U.S. operations. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Taxes attributable to the company’s U.S. operations in fiscal 2013 and 2012 were substantially offset by changes in the valuation allowance.

(3)
During the first quarter of fiscal 2013, the company entered into two credit facilities. The first was a revolving credit facility providing for borrowings of up to $255 million.  Amounts drawn under the facility would be collateralized by certain accounts receivable.  As of the end of the first quarter of fiscal 2013, no amounts had been drawn under the facility. The second was a term note providing for borrowings of up to $214 million.  Amounts drawn under the facility are collateralized by semiconductor production equipment. As of the end of the first quarter of fiscal 2013, the balance outstanding under the note was $173 million.